Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Santo Pita Corporation
(A Development Stage Company)
Bella Vista, Santo Domingo, Dominican Republic

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 5 of Santo Pita Corporation of our report dated September 17, 2010, relating to the audit of the balance sheets of Santo Pita Corporation as of July 31, 2010 and 2009, and the related statements of expenses, stockholders' equity, and cash flows for the year ended July 31, 2010, the period from July 8, 2009 (inception) to July 31, 2009 and the period from July 8, 2009 (inception) to July 31, 2010. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
May 27, 2011